Exhibit 10.1
April 17, 2026
David Day
By Email

Dear David:
You have indicated that you intend to retire from your employment with Magnite, Inc. (the “Company”). This letter (the “Agreement”) confirms the agreement between you and the Company regarding your continued employment and provision of services to the Company pending your retirement.

1.Transition Period. Subject to the terms and conditions of this Agreement, it is expected that you will continue to serve as the Company’s Chief Financial Officer through September 30, 2026. Upon cessation of your role as Chief Financial Officer, and continuing through May 31, 2027 (as may be extended in accordance with this Agreement, the “Transition End Date”), it is expected that you will remain employed by the Company, with the title Advisor to the CEO and CFO, reporting to the Chief Executive Officer (the period in which you commence service as Advisor to the CEO and CFO through the Transition End Date shall be referred to as the “Transition Period”).
Notwithstanding the foregoing, in the event that the Company: (i) hires a new Chief Financial Officer candidate prior to September 30, 2026, at the discretion of the CEO, you may be removed from the role of Chief Financial Officer and commence employment as Advisor to the CEO and CFO at such time; or (ii) has not hired a new Chief Financial Officer candidate prior to September 30, 2026, if requested by the CEO, you agree to continue to serve as Chief Financial Officer until a successor has been hired, but in no event later than December 31. 2026 (and provided that your last day of employment as CFO shall fall on the final day of a calendar month). In the event that you serve as Chief Financial Officer beyond September 30, 2026, the Transition End Date (and Transition Period) shall be extended by the number of days that you serve as Chief Financial Officer following September 30, 2026. Your employment with the Company is expected to terminate on the Transition End Date, unless earlier terminated by you or the Company (the actual date of your termination and separation from the Company shall be referred to as the “Employment Separation Date”).

From and after the date hereof, you will cooperate and assist the Company with identifying, interviewing and selecting a successor Chief Financial Officer candidate, as requested by the CEO. During the Transition Period, your primary focus will be (i) ensuring knowledge transfer with respect to the CFO function and assisting with the transition of your work and responsibilities, (ii) attending, or assisting with the preparation of materials for, investor conferences, and assisting with investor outreach, as reasonably requested by the CEO, and (iii) assisting on other matters in your area of expertise, as reasonably requested by the Chief Executive Officer or any successor Chief Financial Officer. During the Transition Period, you may not accept full-time employment with another company or entity; however, you may serve as an advisor or consultant to another company or entity with the prior consent of the Company, which shall not be unreasonably withheld.

2.Compensation.
(a)From the date hereof through the later of (i) the date on which you cease to serve as CFO of the Company or (ii) September 30, 2026, provided that you remain an employee in good standing, and subject to your compliance with this Agreement, you will continue to receive your base salary as in effect immediately prior to signing this Agreement. During the Transition Period, your base salary will be $36,000 annually; provided, however, that if the Transition Period commences prior to September 30, 2026, your base salary will not be reduced until October 1, 2026.
(b)During the Transition Period, provided that you remain an employee in good standing, and subject to your compliance with this Agreement: (i) you will continue to participate in Company sponsored benefit plans in accordance with the terms and provisions thereof (and if participation is not permitted, the Company will provide a comparable plan or the after-tax cash equivalent); (ii) you will remain eligible for participation in the 2026 Executive Bonus Plan (notwithstanding the fact that you may not serve in an executive eligible position, but provided that you remain employed with the Company on the date of payment), with any incentive compensation paid and earned based on the Company’s performance for 2026, in accordance with the Plan; and (iii) you will continue to provide “Continuous Service” for purpose of vesting in any outstanding equity award. Exhibit A to this Agreement sets forth your outstanding equity awards as of April 1, 2026, as well as vesting information through the Transition End Date assuming you remain employed in good standing through such date.
(c)You will not be eligible to participate in the 2027 annual bonus plan and you will not be eligible for any future equity awards after the date hereof. Notwithstanding the foregoing, in the event that you serve as Chief Financial Officer following September 30, 2026, you will receive a one-time bonus (in accordance with the Company’s standard payroll practices), payable on the first regularly scheduled payroll following the commencement of the Transition Period, equal to (x) your annual bonus target for 2026 multiplied by (y) a fraction, the numerator of which is the number of days that your worked as CFO following September 30, 2026, and the denominator of which is 365. Except as modified by Section 2(d) of this Agreement, any outstanding equity awards shall continue to be governed by the terms of the underlying award agreement pursuant to which they were granted. The Company acknowledges that your separation of service will constitute a “Qualified Retirement” for purposes of your Performance Stock Units.
(d)Provided that you remain an employee in good standing through the Transition End Date, and subject to your compliance with this Agreement (including the Release Requirement), effective as of the Release Effective Date, the term during which you may exercise any vested stock option shall be extended until the earlier of (i) August 31, 2028 (which date will be extended day-for-day based on the number of days that you serve as CFO beyond September 30, 2026) or (ii) the expiration date that would apply to such stock option had you remained employed with the Company.
(e)You acknowledge and agree that the Executive Severance and Vesting Acceleration Agreement, dated as of October 30, 2013, as amended (the “Executive Severance Agreement”), is superseded by, and shall terminate immediately prior to, this Agreement. If the Company terminates your employment without Cause prior to the Transition End Date or upon your death or disability, subject to your compliance with this Agreement (including the Release Requirement): (i) the Company will continue to make all cash payments that would have been made to you pursuant to clause 2(a), 2(b) or 2(c) above had you remained employed in good standing through the Transition End Date, (ii) subject to your valid election in accordance with COBRA, the Company shall pay (or reimburse you for payment) for your monthly premium under COBRA for you and your eligible dependents for a period of eighteen (18) months (or, if earlier, until the date when you commence substantially equivalent health insurance coverage in connection with new employment or self-employment), (iii) your outstanding equity awards will vest as if you had continued to provide “Continuous Service” through the Transition End Date under this Agreement and the underlying award agreements, and (iv) the term during which you may exercise any vested stock option shall be extended until the earlier of (x) August 31, 2028 (which date will be extended day-for-day based on the number of days that you serve as CFO beyond September 30, 2026) or (y) the expiration date that would apply to such stock option had you remained employed with the Company. “Cause” shall have the meaning set forth in the Executive Severance Agreement.
3.Release Requirement. You will not be entitled to the benefits described in Section 2(d) (or 2(e), if applicable) unless you (or your estate if applicable) have satisfied the following release requirement (the “Release Requirement”): execute and return to the Company a general release substantially in the form attached hereto as Annex A (the “Release”). You must execute and return the Release on or after your Employment Separation Date and on or before the date specified in the prescribed form (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described above.
4.Employee Benefits. Your group medical insurance benefits as an active employee will end on the final day of the calendar month that includes the Employment Separation Date. Following the cessation of benefits, you will become eligible to enroll in health care continuation benefits under COBRA.
5.Non-Disparagement. You agree not to make any oral or written statement, or take any other action, that disparages, criticizes, or damages the reputations of the Company or its affiliates or any of their officers, directors, agents or employees, products or services. The Company agrees to instruct its executive officers and directors not to make any oral or written statement that disparages, criticizes, or damages your reputation. However, nothing in this Agreement prohibits you or the Company from (i) providing truthful testimony in response to any court or arbitral order or subpoena, (ii) making truthful reports, or providing truthful responses, to any government, administrative or regulatory agency, or (iii) disclosing or discussing truthful information about unlawful acts in the workplace.
6.Confidentiality of Agreement. You agree to keep the existence and terms of this Agreement in strictest confidence. Except as required by law or to the extent disclosed by the Company in any public filing, you will not reveal the existence or terms of this Agreement to anyone except your immediate family, your attorney, and your financial advisors (all of whom must also agree to keep the information completely confidential). This confidentiality provision will not prevent you from providing this information in a court or arbitration proceeding undertaken to enforce the terms of this Agreement.
7.Employment Relationship. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause (but subject to Section 2(e) of this Agreement).
8.Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflicts of law principles.
10.Modifications. This Agreement may not be modified, amended, altered or supplemented except by (i) a written agreement executed by you and an authorized representative of the Company, or (ii) by a court of competent jurisdiction. No term or condition of this Agreement is waived simply because a party does not insist on its performance or chooses not to prosecute its breach. This entire Agreement will remain in full force and effect as if no breach or failure of performance had occurred.

11.Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.
12.Counterparts. This Agreement may be executed in counterparts, and each counterpart will effectively bind the undersigning party and have the same force and effect as an original. Either party may execute this Agreement by (i) signing in the designated space below and delivering this Agreement via fax or e-mail (via PDF format) to the other party, or (ii) following the steps of a program such as DocuSign or EchoSign (as initiated by the Company). Any such signature will be deemed an original, binding signature.
13.Complete Agreement and Understanding of Obligations. This Agreement (including the attached Annex A) reflects the entire agreement between you and the Company (or its Affiliates, as defined in Annex A) regarding the matters it covers, and it supersedes any prior agreements or offers (written or verbal) related to these same matters. For the avoidance of doubt, this Agreement shall render null and void the Executive Severance Agreement. The Intellectual Property Assignment and Confidential Information Agreement with the Company and the Indemnification Agreement between you and the Company entered into in connection with your commencement of employment will remain in full force and effect, and you will continue to comply with the terms of such agreement. You represent and agree that your decision to execute this Agreement has been made (i) voluntarily, with a full understanding of its contents, obligations, and binding effect; (ii) without any undue influence or pressure by the Company or its Affiliates; and (iii) after you have had the opportunity to consult with legal counsel of your choosing. The Company, its officers, employees, and counsel do not make any representations, promises, or warranties, express or implied, to you regarding the meaning or effect of this Agreement, including (without limitation) representations regarding (a) the taxability of any payments made to you under this Agreement, and (b) the nature, extent, and duration of your rights and claims under this Agreement, and you acknowledge that you are not executing this Agreement in reliance on any Company representation, promise, warranty or other statement, whether express or implied. No counsel for, or on behalf of, the Company or its Affiliates has provided any legal advice or made any representations or promises to you in connection with this Agreement or the termination of your employment. Rather, you represent and agree that you are relying solely upon your own judgment, belief, and knowledge, and on the advice and recommendation of independently selected counsel (if any).
Very truly yours,
Magnite, Inc.
By:     /s/ Aaron Saltz
Name: Aaron Saltz
Title: Chief Legal Officer
I have read and accept the terms and conditions of this Agreement:

/s/ David Day
Signature of DAVID DAY
Dated: April 17, 2026
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